Exhibit 99

STERIS CORPORATION NEWS ANNOUNCEMENT FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2004 FOURTH QUARTER

AND FULL YEAR RESULTS

Company achieves record revenue and earnings for the quarter and full year

Mentor, Ohio (April 23, 2004) – STERIS Corporation (NYSE: STE) today announced record financial results for its fiscal 2004 fourth quarter and full year ended March 31, 2004. For the fourth quarter, revenues were $296.1 million, an increase of 8% compared with $273.7 million in the fourth quarter of fiscal 2003. The revenue growth was driven primarily by continued double digit growth in the Life Sciences segment and strong performance in the Isomedix Services segment. In Healthcare, growth was slowed by some softness in demand in certain portions of the hospital market.

Fourth quarter net income was $30.3 million, or $0.43 per diluted share, an increase of 13% compared with net income of $26.7 million, or $0.38 per diluted share in the fourth quarter of fiscal 2003. The increase in earnings for the 2004 fourth quarter was driven partially by a lower effective tax rate related to the utilization of foreign tax credits as the Company continued to benefit from more profitable international operations. For the full year, revenues grew 12% to $1.087 billion compared with $972.1 million in fiscal 2003. This is the first year that annual Company revenues have exceeded the $1 billion milestone. Net income for the year was $94.2 million, or $1.33 per diluted share, an increase of 19% compared with $79.4 million, or $1.12 per diluted share last year.

“I am pleased that in the first year of our organizational change to a business unit operating structure, we were able to continue our momentum of recent years and achieve an all-time record in revenues and earnings,” said Les C. Vinney, STERIS’s President and Chief Executive Officer. “While we experienced some softness in our Healthcare segment and the integration of the Hamo acquisition was more challenging than originally anticipated, overall results for the year were on track with our long-term expectations. Each of our businesses has solid long-term plans in place which are

STERIS Corporation

News Announcement

April 23, 2004

designed to sustain sales and earnings growth as we pursue a disciplined approach to our broad range of opportunities.”

Segment Results

Healthcare revenues for the fourth quarter increased 4% to $205.1 million. Revenues increased primarily as a result of acquisitions and strong service revenues. Demand for small order replacement business continued to show weakness as U.S. hospitals devoted more of their spending to expansion projects, where demand remains strong. Service revenues within the Healthcare segment grew at a double-digit level driven by hospitals’ focus on extending the use of current equipment and STERIS’s introduction of new service offerings. Healthcare segment operating profit for the quarter decreased slightly to $37.9 million, compared with $39.0 million in the fourth quarter of fiscal 2003, due partially to lower fixed cost absorption as the business implemented a planned reduction in inventory levels. For the full year, Healthcare revenues increased 8% to $752.9 million and segment operating profit was $121.7 million, an increase of 7% compared with fiscal 2003.

Life Sciences fourth quarter revenues increased 19% to $66.9 million. The growth in revenues resulted from acquisitions, increased service revenue, and continued strong demand from pharmaceutical manufacturing customers, particularly in Europe. Segment operating profit increased to $1.9 million from $0.1 million in the same period last year as the segment continues to improve manufacturing efficiencies. For the full year, Life Sciences revenues increased 26% to $246.1 million and segment operating profit increased to $5.0 million compared with $0.8 million in fiscal 2003.

Fourth quarter revenues for Isomedix increased 16% to $24.1 million. Revenue improvement stemmed from increased demand from medical device manufacturers. The segment also began to fill recently expanded capacity in several locations. Segment operating profit increased 44% to $4.2 million compared with the prior year quarter, due primarily to increased pricing and volumes. For the full year, Isomedix revenues increased 11% to $88.0

STERIS Corporation

News Announcement

April 23, 2004

million and segment operating profit was $13.6 million, an increase of 27% compared with fiscal 2003 results.

Total Company Costs and Expenses

Gross profit margin in the fiscal 2004 fourth quarter was 42.4% compared with 42.6% in the prior year fourth quarter. The decline in gross profit margin reflects a greater portion of revenue from sales of capital equipment, which carries a lower overall gross margin rate than consumables and service revenues. For fiscal 2004, gross profit margin was 42.1%, consistent with the level achieved in fiscal 2003.

Total operating expenses for the fourth quarter of fiscal 2004 were $81.6 million, an increase of 9% compared with $74.7 million in the same quarter of fiscal 2003. The increase in operating expenses was due primarily to increased compensation, healthcare costs and professional fees. As a percentage of revenues, operating expenses for the quarter increased slightly to 27.6% compared with 27.3% in the same quarter last year. Research and development expenditures totaled $6.7 million for the quarter compared with $8.0 million in the fourth quarter last year. For the year, operating expenses were $317.5 million, or 29.2% of revenues, compared with $283.1 million, or 29.1% in fiscal 2003. Research and development expenditures for the year were $28.5 million, an increase of 11% compared with fiscal 2003.

The Company continued to benefit from a lower overall tax rate in the fourth quarter of fiscal 2004, resulting primarily from the utilization of foreign tax credits related to improved earnings of international operations. The effective tax rate was 29.7% in the quarter compared with 36.0% in the prior year quarter. The tax rate for the year was 31.7% compared with 36.0% in fiscal 2003. The Company currently anticipates a full year tax rate in the range of 33% to 34% in fiscal 2005.

Cash Flow

Cash provided by operations in the fourth quarter of fiscal 2004 was $51.4 million, compared with $51.7 million in the fourth quarter of fiscal 2003. For fiscal 2004, cash provided

STERIS Corporation

News Announcement

April 23, 2004

by operations was $119.2 million compared with $133.3 million in fiscal 2003, reflecting higher working capital requirements in fiscal 2004.

Free cash flow, defined as operating cash flow less capital expenditures, was $32.2 million in the fourth quarter of fiscal 2004 compared with $38.3 million in the prior-year quarter, primarily reflecting a significantly higher level of capital spending in the fiscal 2004 quarter. Free cash flow was $51.7 million in fiscal 2004 compared with $74.7 million in fiscal 2003. The decline in free cash flow reflected higher levels of capital expenditures and working capital requirements. Capital expenditures in fiscal 2004 were $67.6 million compared with $58.6 million in fiscal 2003.

Outlook

For fiscal 2005, the Company anticipates revenue growth, based on current demand trends, in the range of 7-9% and earnings in the range of $1.45 to $1.50 per diluted share. For the first quarter of fiscal 2005, the Company anticipates revenue growth of 5-6% and earnings of approximately $0.24 to $0.26 per diluted share.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-210-839-8500 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on April 23, 2004, until 5:00 p.m. Eastern time on April 30, 2004, either over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by calling 1-800-937-4849 in the United States and Canada, and 1-402-220-3054 internationally.

STERIS Corporation

News Announcement

April 23, 2004

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. Additional information about STERIS can be found on the Company’s Website at www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

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This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that compliance with laws, court rulings, regulations, or certification requirements of domestic and foreign authorities may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.

(end)

STERIS Corporation

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Net revenues	$296,057	$273,692	$1,087,012	$972,087
Cost of revenues	170,440	157,024	629,113	563,266

Gross profit	125,617	116,668	457,899	408,821
Operating expenses:
Selling, general, and administrative	74,907	66,719	289,089	257,527
Research and development	6,728	7,985	28,454	25,525

	81,635	74,704	317,543	283,052

Income from operations	43,982	41,964	140,356	125,769
Interest expense, net	840	231	2,272	1,651

Income before income taxes	43,142	41,733	138,084	124,118
Income tax expense	12,833	15,024	43,841	44,682

Net income	$30,309	$26,709	$94,243	$79,436

Earnings per common share data:
Basic earnings per common share	$0.43	$0.38	$1.36	$1.14
Diluted earnings per common share	$0.43	$0.38	$1.33	$1.12

Weighted average number of common shares outstanding:
Basic number of shares outstanding	69,806	69,592	69,521	69,434
Diluted number of shares outstanding	71,071	71,057	70,742	70,870

STERIS Corporation
Consolidated Balance Sheets
(In thousands)
		March 31, 2004	March 31, 2003
		(unaudited)
Assets
Current assets:
Cash and cash equivalents		$80,408	$25,941
Net accounts receivable		255,437	211,687
Net inventories		98,249	90,135
Other current assets		27,619	26,669

Total current assets		461,713	354,432
Net property, plant, equipment and patents		374,102	345,621
Net intangible assets		230,993	192,416
Other assets		5,876	2,523

Total assets		$1,072,684	$894,992

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable		$67,988	$72,969
Other current liabilities		124,801	118,082

Total current liabilities		192,789	191,051
Long-term debt		109,090	59,704
Other liabilities		90,106	74,707
Shareholders' equity		680,699	569,530

Total liabilities and shareholders' equity		$1,072,684	$894,992

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Segment Revenue
Healthcare	$205,057	$196,714	$752,881	$697,451
Life Sciences	66,899	56,243	246,116	195,302
STERIS Isomedix Services	24,101	20,735	88,015	79,334

Total	$296,057	$273,692	$1,087,012	$972,087

Segment operating profit
Healthcare	$37,885	$38,958	$121,748	$114,232
Life Sciences	1,850	63	4,977	795
STERIS Isomedix Services	4,247	2,943	13,631	10,742

Total	$43,982	$41,964	$140,356	$125,769